Exhibit 99.1
RESULTS OF OPERATIONS
The following table presents key results of our operations for the years 2005, 2004 and 2003:
Dollars in thousands, except percentages and per-share amounts

			Variance				Variance
Year end December 31,	2005	2004	in dollars	in percent	2004	2003	in dollars	in percent

Net sales	$568,133	$544,767	$23,366	4.3%	$544,767	$513,632	$31,135	6.1%

Gross profit	$86,542	$100,462	$(13,920)	(13.9)%	$100,462	$108,206	$(7,744)	(7.2)%
gross profit margin	15.2%	18.4%			18.4%	21.1%

Income from operations (IFO)	$(8,917)	$23,895	$(32,812)	(137.3)%	$23,895	$39,727	$(15,832)	(39.9)%
IFO margin	-1.6%	4.4%			4.4%	7.7%

Earnings before interest and income taxes (EBIT)(1)	$(10,450)	$24,829	$(35,279)	(142.1)%	$24,829	$47,640	$(22,811)	(47.9)%
EBIT margin	-1.8%	4.6%			4.6%	9.3%

Earnings before interest, taxes, depreciation and amortization (EBITDA) (1)	$22,031	$54,334	$(32,303)	(59.5)%	$54,334	$75,749	$(21,415)	(28.3)%
EBITDA margin	3.9%	10.0%			10.0%	14.7%

Net (loss) income	$(19,355)	$8,252	$(27,607)	(334.5)%	$8,252	$29,073	$(20,821)	(71.6)%
net income margin	-3.4%	1.5%			1.5%	5.7%

Diluted net (loss) income per share	$(1.39)	$0.60	$(1.99)	(331.7)%	$0.60	$2.11	$(1.51)	(71.6)%

(1)	We believe that EBIT and EBITDA, non-GAAP financial measures, are useful metrics for evaluting our financial performance as they are measures that we use to internally assess our performance. For a reconcilation from income before income taxes to EBIT and EBITDA, see the section “Reconciliation of Non-GAAP Financial Measures.”
Special Charges
The following table summarizes the special charges included in the above results from operations table for the years 2005 and 2004:
Dollars in thousands

	Twelve months ended	Twelve months ended
	December 31, 2005	December 31, 2004

Cost of sales	$1,965	$6,526
Selling, general and administrative expenses	1,347	—
Impairment of goodwill and other intangible assets	9,179	—
Special charges	14,745	7,993

Total special charges	$27,236	$14,519

During 2005, we incurred special charges of $1.1 million, compared to $14.5 million in 2004, in connection with the closure of our City of Industry plant. The $1.1 million charge for 2005 is included in “special charges” as part of income from operations. The $1.1 million included a gain on sale of land for $4.5 million during 2005. For further discussion, see note 10 to the Consolidated Financial Statements.
In 2005, we also reduced our North American workforce by ten percent in order to reduce overall costs. This reduction resulted in a pretax charge of $4.7 million. Of the $4.7 million charge, $0.9 million is included in cost of sales, $1.3 million is recorded in selling, general and administrative expenses, and the remaining $2.5 million is included in the line item “special charges” as part of income from operations. See note 10 to the Consolidated Financial Statements for further discussion.
During 2005, we incurred a pretax charge of $9.2 million relating to impairment of goodwill and intangible assets at our Syracuse China facility. Of that amount, $5.4 million related to impairment of goodwill and $3.7 million related to impairment of intangibles. These impairment charges are further outlined in note 7 to the Consolidated Financial Statements. In addition to the impairment of goodwill and other intangible assets, a write down of property, plant and equipment to fair value was recorded for $6.2 million as well as a $1.1 million charge to write down inventory to fair value. See note 10 to the Consolidated Financial Statements for further discussion.
As part of the salary reduction efforts mentioned above, pension settlement charges were incurred in 2005 of $4.9 million. The pension settlement charges related to excess lump sum distributions taken by employees during 2005. Pension settlement charges are included in income from operations in the line item “special charges.” For further discussion of all special charges see note 10 to the Consolidated Financial Statements.

Discussion of 2005 vs. 2004 Results of Operations
Net sales
In 2005, sales increased 4.3% to $568.1 million from $544.8 million in 2004. The increase in sales was attributable to the Crisal acquisition and higher sales of World Tableware, Syracuse China and Traex products.
Total sales outside the U.S. increased by $33.1 million, or 26.4%, in 2005 compared to 2004. This increase was mainly attributable to the acquisition of Crisal in the first quarter of 2005.
The increase in net sales mentioned above was partially offset by slightly lower glassware shipments to foodservice and retail customers and a nearly 15% decrease in shipments to industrial glassware customers resulting primarily from softness in the candle industry.
Gross profit
Gross profit decreased in 2005 by $13.9 million, or 13.9%, compared to 2004. Gross profit as a percent of net sales decreased to 15.2% in 2005, compared to 18.4% in 2004. In addition to sales discussed above, the decrease in gross profit was attributable to increased costs for pension retiree medical benefits (primarily non-cash), natural gas, a $6.8 million increase in self insured workers compensation expense (non-cash), and inventory reduction efforts (excess manufacturing downtime and close-out sales). In addition, during 2005, we incurred special charges of $2.0 million, compared to $6.5 million in 2004, as discussed above.
Income (loss) from operations
Loss from operations was $8.9 million in 2005, compared with income from operations of $23.9 million in 2004. Income from operations as a percent of net sales decreased to (1.6%) in 2005 compared to 4.4% in 2004. In addition to gross profit discussed above, selling, general and administrative expenses increased by $3.0 million in 2005, compared to 2004, and was 12.6% of net sales for each of 2005 and 2004. The increase in selling, general and administrative expenses in 2005 was mainly attributable to the acquisition of Crisal and special charges related to our salary reduction program discussed above.
Earnings (loss) before interest and income taxes (EBIT)
Earnings before interest and income taxes decreased by $35.3 million, or 142.1%, in 2005, compared to 2004. EBIT as a percent of net sales decreased 6.4% in 2005 to (1.8%), compared to 4.6% in 2004. EBIT decreased due to the reduction in income from operations in addition to the increased equity loss from Vitrocrisa of $2.7 million. The increase in the Vitrocrisa equity loss was a result of lower machine activity, higher repair expenses, higher natural gas costs and the recording of a prior year severance indemnity obligation. For a reconciliation of EBIT to income before income taxes, see “Reconciliation of Non-GAAP Financial Measures” below.
Earnings before interest, taxes, minority interest, depreciation and amortization (EBITDA)
EBITDA decreased by $32.3 million, or 59.5%, in 2005, compared to 2004. As a percentage of net sales, EBITDA was 3.9% in 2005, compared to 10.0% in 2004. Lower EBIT was offset by a $3.0 million increase in depreciation and amortization in 2005, compared to 2004. The increase in depreciation and amortization was the result of higher capital expenditures and the acquisition of Crisal. For a reconciliation of EBITDA to income before taxes, see “Reconciliation of Non-GAAP Financial Measures” below.

Net (loss) income and diluted (loss) earnings per share
We reported a net loss of $19.4 million, or $1.39 per diluted share, in 2005, compared with net income of $8.3 million, or $0.60 per diluted share, in 2004. Net (loss) income as a percent of net sales was (3.4%) in 2005, compared to 1.5% in 2004. Net income decreased in 2005 as the result of lower EBIT and the write-off of fees of $1.8 million, classified as interest expense, as the result of our debt covenant amendments. See further discussion under “Borrowings” below. The effective tax rate changed to 24.8% during 2005 from 30.0% in 2004. This reduction was primarily attributable to changes in Mexican tax rates and changes in state tax credits. As detailed in “Reconciliation of Non-GAAP Financial Measures” below, net income per diluted share, excluding special charges, was $0.08 in 2005, compared to net income per diluted share, excluding special charges, of $1.34 in 2004.
Segment Results

			Variance
	2005	2004	in dollars	in percent

Net Sales
North American Glass	$365,037	$379,654	$(14,617)	(3.9%)
North American Other	109,345	103,555	5,790	5.6%
International	95,399	66,946	28,453	42.5%
Eliminations	(1,648)	(5,388)

Consolidated	$568,133	$544,767	$23,366	4.3%

EBIT

North American Glass	$7,062	$11,061	$(3,999)	(36.2%)
North American Other	(14,411)	11,462	(25,873)	(225.7%)
International	(3,101)	2,306	(5,407)	(234.5%)

Consolidated	$(10,450)	$24,829	$(35,279)	(142.1%)

North American Glass
In 2005, sales decreased 3.9% to $365.0 million from $379.7 million in 2004. The decrease in sales was attributable to slightly lower glassware shipments to foodservice and retail customers and a nearly 15% decrease in shipments to industrial glassware customers resulting primarily from softness in the candle industry.
EBIT decreased by $4.0 million, or 36.2%, in 2005, compared to 2004. EBIT as a percent of sales decreased 1.9% in 2005, compared to 2.9% in 2004. EBIT decreased due to the decrease in sales, increased costs for pension retiree medical benefits, natural gas, an increase in self-insured workers compensation expense, and inventory reduction efforts (excess manufacturing downtime and close-out sales).
North American Other
In 2005, sales increased 5.6% to $109.3 million from $103.6 million in 2004. The increase in sales was attributable to higher shipments of World Tableware, Syracuse China and Traex products.
EBIT decreased by $25.9 million, or 225.7%, in 2005, compared to 2004. EBIT as a percent of sales decreased to (13.2%) in 2005, compared to 11.1% in 2004. The decrease in EBIT was mainly attributable to a $16.5 million asset impairment charge associated with Syracuse China. The remainder of the decrease was mostly due to increased costs for pension retiree medical benefits, an increase in self-insured workers compensation expense, and inventory reduction efforts.
International
In 2005, sales increased 42.5% to $95.4 million from $66.9 million in 2004. The increase in sales was primarily attributable to the Crisal acquisition.
EBIT decreased by $5.4 million, or 234.5%, in 2005, compared to 2004. EBIT as a percentage of sales decreased to (3.3%) in 2005, compared to 3.4% in 2004. EBIT decreased as a result of the increased equity loss from our joint venture in Vitrocrisa of $2.7 million. The increase in the Vitrocrisa equity loss was a result of lower machine activity, higher repair expenses, higher natural gas costs and the recording of a prior-year severance indemnity obligation. The remainder of the decrease is due to inventory reduction efforts.

Discussion of 2004 vs. 2003 Results of Operations
Net sales
In 2004, our net sales were $544.8 million, an increase of 6.1%, or $31.1 million, compared to 2003. The increase in sales was attributable to increased sales to foodservice, retail and non-U.S. customers. Sales to foodservice customers of glass tableware products, Syracuse China dinnerware products, Traex plastic products and World Tableware products were all higher by at least 6 percent when compared to the full year 2003. Retail sales grew over 3 percent as compared to the prior year.
Total sales outside of the U.S. increased 7.7% to $125.4 million in 2004, compared to $116.5 million in 2003. Royal Leerdam glass tableware sales in U.S. dollars increased compared to prior year due to the exchange rate between the euro and U.S. dollar. However, in euros, sales were down slightly compared to 2003.
The increase in net sales mentioned above was offset by decreased sales in the glass tableware industrial markets. In addition, in 2004 we elected to exit certain low-margin business in connection with our glass tableware capacity realignment.
Gross profit
Gross profit decreased in 2004 by $7.7 million, or 7.2%, compared to 2003, and gross profit as a percent of net sales declined to 18.4% in 2004, as compared to 21.1% in 2003. The reduction was attributable to increased costs for distribution, packaging, medical benefits, pension and natural gas in addition to the special charges discussed above.
Income from operations
Income from operations decreased by $15.8 million, or 39.9%, in 2004, compared to 2003. Income from operations as a percentage of net sales was 4.4% in 2004, compared to 7.7% in 2003. The reduction in income from operations was the result of the decrease in gross profit and the special charge of $8.0 million. Selling, general and administrative expenses increased by less than $0.1 million in 2004 compared to 2003 and, as a percentage of net sales, decreased to 12.6% in 2004, compared to 13.3% in 2003.
Earnings before interest and income taxes (EBIT)
Earnings before interest and income taxes decreased by $22.8 million, or 47.9%, in 2004, compared to 2003. As a percentage of net sales, EBIT was 4.6% in 2004, compared to 9.3% in 2003. EBIT decreased due to the reduction in income from operations, in addition to the equity loss from Vitrocrisa of $1.4 million, as compared to equity earnings of $4.4 million in 2003. The Vitrocrisa equity loss was the result of higher natural gas costs, an unfavorable sales mix and a remeasurement loss. Also contributing to the lower EBIT in 2004 were slightly lower royalties and net technical assistance income and other expense of $0.5 million, compared to other income of $0.5 million in 2003. The reduction in other income was primarily the result of foreign currency losses. For a reconciliation of EBIT to income before income taxes, see “Reconciliation of Non-GAAP Financial Measures” below.
Earnings before interest, taxes, depreciation and amortization (EBITDA)
EBITDA decreased by $21.4 million, or 28.3%, in 2004, compared to 2003. As a percentage of net sales, EBITDA was 10.0% in 2004, compared to 14.7% in 2003. The reduction in EBITDA was driven by the lower EBIT and the $1.4 million increase in depreciation and amortization in 2004, compared to 2003. The increase in depreciation and amortization was due to higher capital expenditures. For a reconciliation of EBITDA to income before income taxes, see “Reconciliation of Non-GAAP Financial Measures” below.
Net income and diluted earnings per share
Net income was $8.3 million in 2004, or $0.60 per diluted share, compared to $29.1 million, or $2.11 per diluted share, in 2003. Net income as a percentage of net sales was 1.5% in 2004, compared to 5.7% in 2003. Net income decreased in 2004 as the result of lower EBIT offset by lower interest and income tax expense in 2004, compared to 2003. Interest expense decreased in 2004 by $0.4 million compared to 2003 as a result of lower interest rates during 2004. The effective tax rate increased to 30% during 2004 from 15% in 2003. The lower effective tax rate in 2003 was primarily due to a tax restructuring of our foreign operations. As detailed in “Reconciliation of Non-GAAP Financial Measures” below, net income per diluted share, excluding the capacity realignment charge, was $1.34 in 2004, compared to net income per diluted share, excluding tax adjustments, of $1.71 in 2003.

Segment Results

			Variance
	2004	2003	in dollars	in percent

Net Sales
North American Glass	$379,654	$361,791	$17,863	4.9%
North American Other	103,555	90,485	13,070	14.4%
International	66,946	65,472	1,474	2.3%
Eliminations	(5,388)	(4,116)

Consolidated	$544,767	$513,632	$31,135	6.1%

EBIT

North American Glass	$11,061	$31,262	$(20,201)	(64.6%)
North American Other	11,462	7,167	4,295	59.9%
International	2,306	9,211	(6,905)	(75.0%)

Consolidated	$24,829	$47,640	$(22,811)	(47.9%)

North American Glass
In 2004, sales increased 4.9% to $379.7 million from $361.8 million in 2003. The increase in sales was attributable to a 6% increase in sales to foodservice customers, compared to the full year 2003. Retail sales grew over 3% as compared to the prior year. The increase in sales was offset by decreased sales in the industrial channel of distribution. In addition, in 2004 we elected to exit certain low-margin business in connection with our glass tableware capacity realignment.
EBIT decreased by $20.2 million, or 64.6%, in 2004, compared to 2003. EBIT as a percentage of net sales decreased to 2.9% in 2004, compared to 8.6% in 2003. EBIT decreased as a result of special charges incurred in connection with the closure of our City of Industry plant. The remainder of the reduction was mostly attributed to increased costs for distribution, packaging, medical benefits, pension and natural gas.
North American Other
In 2004, sales increased 14.4% to $103.6 million from $90.5 million in 2003. Shipments of Syracuse China dinnerware products, Traex plastic products and World Tableware products were all higher by at least 6% when compared to sales for the full year 2003.
EBIT increased by $4.3 million, or 59.9%, in 2004, compared to 2003. EBIT as a percentage of sales increased to 11.1% in 2004, compared to 7.9% in 2003. EBIT increased mostly as a result of increased sales and higher production activity.
International
In 2004, sales increased 2.3% to $66.9 million from $65.5 million in 2003. Royal Leerdam glass tableware sales in U.S. dollars increased compared to prior year due to the exchange rate between the euro and U.S. dollar. However, in euros, sales were down slightly compared to 2003.
EBIT decreased by $6.9 million, or 75.0%, in 2004, compared to 2003. The decrease in EBIT resulted from the equity loss from our joint venture in Vitrocrisa of $1.4 million, as compared to equity earnings of $4.4 million in 2003. The Vitrocrisa equity loss was the result of higher natural gas costs, an unfavorable sales mix and a remeasurement loss.